Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO 973-575-1300, ext. 1202 mnc@merrimacind.com

Merrimac Announces Second Quarter 2009 Results Reporting Fourth Consecutive Quarter of Strong Profits

WEST CALDWELL, N.J. August 17, 2009: Merrimac Industries, Inc. (Amex: MRM), a leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM®), today announced the results for the second quarter of 2009.

Second Quarter and First Six Months of 2009 Financial Highlights

•
Net sales for the second quarter of fiscal year 2009 increased 8.0% or $599,000 to $8.1 million compared to $7.5 million in the second quarter of fiscal year 2008.  Net sales for the first six months of 2009 were $15.7 million up 18.5% over the first six months of 2008.

•
Second quarter gross profit increased 20.3% or $568,000 to $3.4 million in 2009 compared to $2.8 million in the second quarter of 2008. Gross profit for the first six months of 2009 was up 46.3% or $2.1 million over the first six months of 2008.

•	Gross profit margins increased to 41.6% and 43.0% for the second quarter and first six months of 2009, respectively, compared to 37.4% and 34.8% for the same periods last year.
•
Operating income for the second quarter of 2009 was $937,000 compared to $74,000 for the second quarter of 2008. Operating income for the first six months of 2009 was $1.9 million compared to an operating loss of  $730,000 for the first six months of 2008.  Strong second quarter operating income was achieved despite a high level of non-recurring professional fees expense. Action has been taken to reduce these expenses in future quarters.

•
Net income for the second quarter and the first six months of 2009 was $719,000 and $1.6 million, respectively, compared to a net loss of $30,000 and $895,000 in the second quarter and first six months of 2008, respectively.

•
Net income for the second quarter and first six months of 2009 was $0.24 and $0.53 per share, respectively, compared to a net loss of $0.01 and $0.30 per share, respectively, for the second quarter and first six months of 2008, respectively.

Chairman and CEO Mason N. Carter commented, “We are very excited to see the success of our focused strategy continuing as reflected in the Financial Highlights. The first half of fiscal year 2009 was very strong and with new orders meeting or exceeding our internal targets, we are well positioned to finish the second half of 2009 with profitable results.”

Second Quarter and First Six Months of 2009 Results

Net sales.

Net sales increased for the second quarter and the first six months of 2009.  Net sales in the second quarter increased $599,000 or 8.0% to $8,089,000, from the second quarter of 2008 net sales of $7,490,000. For the first six months of 2009, net sales increased 18.5% or $2,448,000, to $15,696,000, compared to net sales of $13,248,000 for the first six months of 2008. Net sales for the second quarter and the first six months of 2009 increased due to the higher level of orders received during 2008 resulting in a larger backlog of orders to fulfill in fiscal year 2009 including increased sales of Multi-Mix® products to defense industry related customers.

Cost of sales and gross profit.

Gross profit and gross profit percentage increased for both the second quarter and first six months of 2009 compared to the same periods in 2008. Gross profit for the second quarter of 2009 increased $568,000 or 20.3%, to $3,367,000 compared to $2,799,000 for the second quarter of 2008.  Gross profit margin for the second quarter of 2009 was 41.6% compared to 37.4% for the second quarter of 2008. Gross profit for the first six months of 2009 increased 46.3% or $2,137,000 to $6,749,000 from $4,612,000 in the first six months of 2008. Gross profit margin for the first six months of 2009 was 43.0% compared to 34.8% for the first six months of 2008.

The increase in gross profit in the second quarter and first six months of 2009 compared to the same periods in 2008 was primarily due to the increase in sales.  The increase in sales also had a favorable impact on our gross profit percentage in the second quarter and first six months of 2009, allowing us to better absorb fixed manufacturing costs.  Additionally, the improvement in the gross profit percentage was due in part to improved market conditions in the first half of 2009 compared to the soft market and competitive pricing pressure that existed in the first half of 2008.

Selling, general and administrative expenses.

Selling, general and administrative expenses were $2,313,000 for the second quarter of 2009, a slight decrease of $38,000 or 1.6%, compared to $2,351,000 in the second quarter of 2008.  The decrease in such expenses for the second quarter of 2009 was primarily due to a decrease in selling and marketing expenses that were largely offset by higher professional fees. When expressed as a percentage of net sales, selling, general and administrative expenses decreased from 31.4% of sales in the second quarter of 2008 to 28.6% of sales in the second quarter of 2009. For the first six months of 2009 selling, general and administrative expenses were $4,672,000 compared to $4,595,000 in the first six months of 2008 an increase of $77,000 or 1.7%. The increase in such expenses for the first six months of 2009 was primarily due to higher professional fees that were largely offset by a decrease in selling and marketing expense. When expressed as a percentage of net sales, selling, general and administrative expenses decreased from 34.7% of sales in the first six months of 2008 to 29.8% of sales in the first six months of 2009.

Operating income (loss).

Operating income for the second quarter and first six months of 2009 was $937,000 and $1,901,000, respectively, compared to an operating income of $74,000 for the second quarter of 2008 and an operating loss of $730,000 in the first six months of 2008. The improvement in operating income for the second quarter and first six months of 2009 was primarily due to the improved gross profit resulting from increased sales and gross profit margins as well as the decrease in research and development costs compared to the first six months of 2008.

 Income taxes.

Income tax expense was $200,000 and $243,000 in the second quarter and first six months of 2009 compared to $0 in the second quarter and first six months of 2008. The provision for income taxes in the second quarter and first six months of 2009 is based on the expectation that we will fully utilize our net operating loss carryforwards in 2009.

Discontinued operations.

Income from discontinued operations was $51,000 in the second quarter and first six months of 2009 compared to a loss from discontinued operations of $55,000 in the second quarter and first six months of 2008.

Net income (loss).

Net income for the second quarter and first six months of 2009 was $719,000 and $1,575,000, respectively, compared to a net loss of $30,000 for the second quarter of 2008 and a net loss of $895,000 in the first six months of 2008. Net income per share, basic and diluted, for the second quarter and first six months of 2009 was $0.24 and $0.53, respectively, compared to a net loss per share, basic and diluted, of $0.01 and $0.30 per share, respectively, for the second quarter and first six months of 2008.

Investors are invited to participate in the financial results conference call on Tuesday, August 18, 2009 at 4:15 p.m. (Eastern) by dialing 1-888-516-2441 (for International callers: 1-719-325-2302) five minutes prior to the scheduled start time, and reference the Merrimac Industries 2nd Quarter 2009 Financial Results conference call or passcode number 3818410. For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 3818410.

This conference call will also be broadcast live over the Internet by logging on to the web at this address:

http://www.videonewswire.com/event.asp?id=61248

Should you be unable to participate during the live webcast, a link to the archived webcast will be posted on the Merrimac Industries, Inc. website http://www.merrimacind.com ..

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, subsystem assemblies, and Multi-Mix® micro-multifunction modules (MMFM®), for the worldwide Defense, Satellite Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. Multi-Mix® MMFM® provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module used in High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ and San Jose, Costa Rica and has approximately 210 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip and bonded stripline Teflon (PTFE) circuits and subsystems providing Total Integrated Packaging Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM®, System In A Package®, SIP® and Total Integrated Packaging Solutions® are registered trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. please visit our website http://www.merrimacind.com ..

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; risks associated with adequate capacity to obtain raw materials and reduced control over delivery schedules and costs due to reliance on sole source or limited suppliers; slower than anticipated penetration into the satellite communications, defense and wireless markets; failure of our Original Equipment Manufacturer or OEM customers to successfully incorporate our products into their systems; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers’ new or enhanced products; general economic and industry conditions; the ability to protect proprietary information and technology; competitive products and pricing pressures; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

MERRIMAC INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Quarters Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
		(Restated)		(Restated)

Net sales	$8,089,056	$7,490,266	$15,695,588	$13,247,952

Costs and expenses:
Cost of sales	4,722,539	4,691,040	8,946,623	8,635,721
Selling, general and administrative	2,313,217	2,350,695	4,671,619	4,595,265
Research and development	157,127	374,581	216,522	747,399
Gain on sale of asset	(40,579)	-	(40,579)	-
	7,152,304	7,416,316	13,794,185	13,978,385

Operating income (loss)	936,752	73,950	1,901,403	(730,433)
Interest and other expense, net	(68,697)	(48,607)	(134,042)	(109,180)
Income (loss) from continuing operations before
income taxes	868,055	25,343	1,767,361	(839,613)
Provision for income taxes	199,909	-	242,735	-
Income (loss) from continuing operations	668,146	25,343	1,524,626	(839,613)

Income (loss) from discontinued operations, after
income taxes	50,505	(55,036)	50,505	(55,036)
Net income (loss)	$718,651	$(29,693)	$1,575,131	$(894,649)
Income (loss) per common share from continuing
operations - basic	$.23	$.01	$.52	$(.29)
Income (loss) per common share from discontinued
operations - basic	$.01	$(.02)	$.01	$(.01)
Net income (loss) per common share - basic	$.24	$(.01)	$.53	$(.30)

Income (loss) per common share from continuing
operations - diluted	$.22	$.01	$.51	$(.29)
Income (loss) per common share from discontinued
operations - diluted	$.02	$(.02)	$.02	$(.01)
Net income (loss) per common share - diluted	$.24	$(.01)	$.53	$(.30)

Weighted average number of shares outstanding-basic	2,961,157	2,939,788	2,956,741	2,936,155

Weighted average number of shares outstanding-diluted	3,016,583	2,945,203	2,993,204	2,936,155

MERRIMAC INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 4,	January 3,
	2009	2009
	(UNAUDITED)	(NOTE 1)
ASSETS
Current assets:
Cash and cash equivalents	$1,643,662	$1,191,768
Accounts receivable, net	6,766,944	5,765,575
Inventories, net	5,336,447	4,899,706
Other current assets	625,185	542,320
Costs and estimated earnings in excess of billings on uncompleted contracts	3,009,354	1,880,338
Total current assets	17,381,592	14,279,707

Property, plant and equipment	37,939,546	37,765,928
Less accumulated depreciation and amortization	29,791,229	28,556,441
Property, plant and equipment, net	8,148,317	9,209,487
Other assets	474,564	543,217
Total assets	$26,004,473	$24,032,411

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$291,667	$291,667
Accounts payable	539,508	794,351
Accrued liabilities	1,323,463	1,432,124
Customer deposits	1,150,935	654,133
Income taxes payable	40,286	17,448
Total current liabilities	3,345,859	3,189,723

Long-term debt, net of current portion	2,408,076	2,611,111
Deferred liabilities	55,773	64,254
Total liabilities	5,809,708	5,865,088

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $.01 per share:
Authorized: 1,000,000 shares
No shares issued	–	–
Common stock, par value $.01 per share:
20,000,000 shares authorized; 3,346,761 and 3,315,229 shares issued; and 2,983,856 and 2,952,324 shares outstanding, respectively	33,468	33,153
Additional paid-in capital	20,831,920	20,379,924
Retained earnings	2,451,541	876,410
	23,316,929	21,289,487
Less treasury stock, at cost – 362,905 shares at July 4, 2009 and January 3, 2009	(3,122,164)	(3,122,164)
Total stockholders’ equity	20,194,765	18,167,323
Total liabilities and stockholders’ equity	$26,004,473	$24,032,411